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                                 EXHIBIT 1.2(a)

           Form of Amendment No. 1 to the Soliciting Dealer Agreement
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                                    FORM OF
               AMENDMENT NO. 1 TO THE SOLICITING DEALER AGREEMENT



         AMENDMENT No. 1, dated as of ____________, 1996 to the Soliciting Dealer Agreement (the "Agreement"), dated July 16, 1996 by and between Inland Securities Corporation ("Inland Securities") and the Soliciting Dealer set forth on the signature page hereof (the "Dealer").

         WHEREAS, Inland Securities has entered into a Dealer Manager Agreement with Inland Real Estate Corporation ( the"Company") under which Inland Securities has agreed to use its best efforts to solicit subscriptions for Shares;

         WHEREAS, Inland Securities is authorized to use the services of securities dealers who are members of the National Association of Securities Dealers, Inc. to solicit subscriptions for Shares;

          WHEREAS, the Company has agreed to issue to Inland Securities one Soliciting Dealer Warrant for every forty (40) Shares sold which warrants may be retained or reallowed to the Soliciting Dealers who sold Shares;

         WHEREAS, the State of Minnesota has advised the Company that it may not issue warrants to Soliciting Dealers registered in the State of Minnesota selling Shares to residents of the State of Minnesota;

         WHEREAS, the Company has agreed not to issue or permit the reallowance of Soliciting Dealer Warrants to Soliciting Dealers registered in Minnesota selling Shares to residents of the State of Minnesota.

         WHEREAS, Inland Securities and the Dealer previously executed and delivered a Soliciting Dealer Agreement on _____,1996 ( the "Agreement") pursuant to which Inland Securities agreed to reallow Soliciting Dealer Warrants to the Dealer on the terms and conditions contained in the Agreement; and

         WHEREAS, Inland Securities and the Dealer are desirous of amending the Agreement to reflect the Company's agreement with the State of Minnesota.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1.       Reallowance of Soliciting Dealers Warrants.

         Notwithstanding the provisions of Section 3 of the Agreement, Inland Securities will not reallow Soliciting Dealer Warrants to the Dealer with respect to Shares sold to residents of the State of Minnesota by the Dealer.
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         Section 2.       Applicable Law.

         This Amendment No. 1 shall be construed in accordance with and governed by the substantive laws of the State of Illinois.

         Section 3.       Counterparts.

         This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one in the same instrument.

         Section 4.       Defined Terms.

         All terms used in this Amendment No. 1 whether defined in the Dealer Manager Agreement or the Agreement either directly or by reference therein, have the meanings assigned to them herein, except to the extent such terms are defined or modified in this Amendment No. 1.

         Section 5.       Prior Agreement.

         Except as modified by this Amendment No. 1, the Agreement is reaffirmed in all respects, and shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement to be duly executed this ___ day of ___________________, 1996.


                                                 Inland Securities Corporation


                                                 By:__________________________
                                                    Title:____________________


                                                 _____________________________
                                                 Name of Soliciting Dealer
                                                 By:__________________________
                                                    Title:____________________